Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

FOURTH QUARTER 2019 EARNINGS (UNAUDITED)

Berwick, Pennsylvania – January 31, 2020 - First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, reported net income for the year ended December 31, 2019 of $10,227,000. Net income per share was $1.77 while dividends totaled $1.08 per share for the year ended December 31, 2019. Net income increased by $1,016,000 or 11.0% as compared to the same period in 2018. The increase was primarily due to an increase in interest income due to positive loan growth and an increase in net securities gains.

Total interest income increased year over year by $2,954,000 or 8.3%. The increase was primarily due to positive loan growth, predominantly in the Commercial Real Estate portfolio, which contributed to the increased total interest on loans by $3,559,000 or 13.8%. The increase in interest on loans was offset by an increase in interest paid on deposits of $1,457,000 or 28.1% due to increased deposit balances.

Non-interest income, excluding net securities gains, was $391,000 or 7.0% higher for the year ended December 31, 2019 as compared to the same period in 2018. Service charges and fees on deposits and ATM and debit card income increased by $248,000 for the year ended December 31, 2019 as compared to December 31, 2018. Trust Department income increased by $28,000 and gains on sales of mortgage loans increased by $89,000 for the year ended December 31, 2019 as compared to the same period in 2018. Net securities gains for the year ended December 31, 2019 of $539,000 were realized in repositioning the bank portfolio for improving interest rate risk and improved credit risk in the Corporate bond portfolio, as well as $372,000 gains on marketable equity security market value fluctuations.

Non-interest expense increased during the year ended December 31, 2019 to $23,422,000. The $777,000 increase from 2018 was the result of increases in salaries and employee benefits, mainly due to performance salaries increases, an increase in commissions and referral fees associated with loan growth and retail non-deposit activity and increased healthcare costs, as well as a write down in foreclosed assets held for resale expense to the agreed upon lead bank repurchase price. The increase in non-interest expense was offset by decreases in expense associated with investments in low-income housing and FDIC insurance expense due to the small bank assessment credits awarded in the third and fourth quarter of 2019.

Income tax expense increased $655,000 in 2019, as compared to the same period in 2018, due to less income from investments in, and loans to, tax-exempt state and local government entities. In addition, the Corporation recognized $404,000 of tax credits from low-income housing partnerships in 2019 and 2018.

Total assets decreased to $1,007,226,000 at December 31, 2019, a decrease of $4,774,000 or 0.5% as compared to December 31, 2018, due to decreases in debt securities, foreclosed assets held for resale, time deposits with other banks and restricted investments in bank stocks, offset by the growth in net loans.

Net loans increased $41,080,000 or 6.9%, while deposits increased $90,075,000 or 13.4% at December 31, 2019 as compared to December 31, 2018. Stockholders’ equity increased $11,996,000 or 10.3% principally due to increases in retained earnings and accumulated other comprehensive income.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.